Exhibit 23.4


          INDEPENDENT AUDITORS' CONSENT


          We consent to the incorporation by reference in this Registration Statement of PP&L Resources, Inc. and PP&L Capital Funding, Inc. on Form S-3 of our report dated February 3, 1995 on the consolidated statements of income, shareowners' common equity, and cash flows of Pennsylvania Power & Light Company and its subsidiaries for the year ended December 31, 1994, prior to restatement, appearing in the Annual Report on Form 10-K of PP&L Resources, Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

          /s/ Deloitte & Touche LLP

          Parsippany, New Jersey
          October 16, 1997